EXHIBIT 5.5

May 27, 2011

Board of Directors
DNA Brands, Inc.
506 NW 77th Street
Boca Raton, Florida, 33487

Re:           DNA Brands, Inc.
Form S-1/A4 Registration Statement and related Prospectus

Dear Sirs:

We have acted as counsel to DNA Brands, Inc. (the "Registrant"), a Colorado corporation, in connection with the preparation of the above-referenced S-1/A4 Registration Statement and related Prospectus ("Registration Statement"), relating to the registration of 3,573,980 shares of common stock, $.001 par value per share to be offered by the Registrant’s Selling Shareholders (as defined in the Prospectus).  We have examined the Articles of Incorporation and By-laws of the Registrant, and such other documents as we have deemed relevant and material.  Based on the foregoing, and certain representations of the officers, directors and representatives of the Registrant, it is the opinion of this office that:

1.      The Registrant has been duly organized and is validly existing and in good standing in the State of Colorado, the jurisdiction of its incorporation.

2.      The aforementioned securities to be registered pursuant to the Registration Statement have been duly and validly authorized by the requisite corporate action in accordance with the general requirements of corporation law.  The aforesaid securities are validly authorized and issued, fully paid and non-assessable in accordance with the general requirements of Colorado corporation law including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Yours truly,

s/Andrew I. Telsey, P.C.

ANDREW I. TELSEY, P.C.